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                                                                  Exhibit 10.13.

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, entered into as of this 31st day of January, 1996, by and between JOHN D. WATERS, an individual residing in Hermitage, Pennsylvania (the "Executive"), and F.N.B. CORPORATION, a Pennsylvania bank holding company (the "Company"),

                                WITNESSETH THAT:

     WHEREAS, the Executive has been elected as Chief Financial Officer of the Company;

     WHEREAS, the Company desires to assure itself of the continued benefit of the Executive's services and experience and the Executive desires to continue in the employ of the Company upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

         Section 1.  TERM OF EMPLOYMENT.

         (a) The term of employment of the Executive under this Agreement shall be, initially, the three year period commencing on January 1, 1996 and ending on December 31, 1998. Said term shall be subject to automatic extension by operation of the provisions of Section 1(b) hereof to a date not later than December 31, 2008 (beyond which the term of employment shall not be extended pursuant to Section 1(b) hereof).

         (b) At December 31, 1996 and December 31 of each succeeding calendar year to and including December 31, 2005, the term of employment of the Executive under this Agreement shall be automatically extended to December 31 of the third calendar year thereafter unless either party, acting under this Section 1(b), shall have elected to fix the expiration date of the Executive's term of employment hereunder. Each of the parties shall have the right, exercisable by written notice to the other, to terminate the automatic renewal and thereby fix the expiration of the term of employment under this Section 1, provided such notice shall have been delivered no earlier than October 1 nor later than December 31 in any calendar year (commencing in 1996). Notice of termination of automatic renewal having been given as aforesaid, the term of employment of the Executive under this Section 1 shall continue until December 31 of the third calendar year after the year in which such notice is so given. Said term shall not continue after December 31, 2008 whether or not such notice shall have been given in the year 2005 as aforesaid.

         (c) Notwithstanding the provisions of Sections 1(a) and (b), the term of employment of the Executive under this Agreement shall be subject to immediate early termination:


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         (i)     at the election of the Company, by dismissal of the Executive from his employment pursuant to resolution of the Board of Directors of the Company, or failure or refusal of the Board of Directors to re-elect the Executive to the position of Chief Financial Officer or other office of the Company; or

         (ii) at the election of the Company, upon determination of disability of the Executive pursuant to Section 4 hereof; or

         (iii)   upon death of the Executive;

provided, however, that (1) in the event of termination pursuant to paragraph
(i) above without "proper cause" (as defined in Section 5 of this Agreement), the Company shall thereafter be and remain obligated to pay to the Executive (or his estate) the compensation and benefits described in Section 3(a), (b)(i) (to the extent of group life and health insurance coverages), and (c) hereof until expiration of the term of employment established by Section 1(a) as the same may theretofore have been extended pursuant to Section 1(b) hereof; (2) in the event of termination pursuant to paragraph (i) above for proper cause, the Company shall thereupon be relieved of its obligations to pay any compensation and benefits under Section 3 hereof (except for accrued and unpaid items); (3) in the event of termination pursuant to paragraph (ii) above, the provisions of
Section 4 hereof shall apply; and (4) in the event of termination pursuant to paragraph (iii) above, the Company shall be obligated to pay the Executive's estate or designated beneficiary the compensation specified in Section 3(a) hereof until expiration of the term of employment established by Section 1(a) as the same may theretofore have been extended pursuant to Section 1(b) hereof or, if earlier, the end of the twelfth calendar month following his death.

         Section 2.  SERVICES TO BE RENDERED.

         The Company hereby agrees to employ the Executive as Vice President and Chief Financial Officer of the Company to serve at its headquarters office located in the Hermitage, Pennsylvania area, subject to the terms, conditions and provisions of this Agreement. The Executive hereby accepts such employment and agrees to serve without additional compensation, if elected, in any other senior executive position of the Company reasonably requested of him and as an officer and/or director of any subsidiary of the Company in accordance with
Section 10 hereof. The Executive shall devote his full-time best efforts to such employment and shall apply substantially that degree of skill and diligence in rendering services to the Company and its subsidiaries under this Agreement as would be applied by a person of ordinary prudence and comparable experience under similar circumstances. In connection therewith, the Executive shall report to and be subject to the direction of the Board of Directors, the Chairman of the Board and the President of the Company. Notwithstanding the foregoing, the Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities; provided, however, the Executive shall not accept any position as a director of any unaffiliated for-profit business organization without advance approval of the Company's Chairman of the Board or President (which approval shall not be unreasonably withheld).


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         Section 3.  COMPENSATION.

         In consideration for services rendered to the Company under this Agreement (but excluding any directors' fees payable to the Executive), the Company shall pay and provide to the Executive the following compensation and benefits.

                 (a) SALARY. The Company shall pay the Executive a minimum base salary at the rate of $130,000 per year during the term hereof, to be paid in accordance with the Company's normal payroll practice, with such minimum base salary to be adjusted from time to time to reflect (i) such merit increases as the Board of Directors of the Company may determine are appropriate and (ii) annual cost of living increases commensurate with those given key executive officers of The First National Bank of Pennsylvania ("First National").

                 (b)      FRINGE BENEFITS.  The Executive shall be entitled to
(i) vacations, retirement benefits and other fringe benefits, including but not limited to group life and health insurance coverages, pursuant to the compensation policies and practices of First National from time to time prevailing (now and in the future) with respect to persons who are key executive officers of First National, (ii) the use of office space comparable to that which he presently occupies, and (iii) participation in any and all benefits provided for under the January 1, 1986 Deferred Compensation Plan of First National pursuant to the terms thereof, so long as said Plan shall remain in effect.

                 (c) SUPPLEMENTAL RETIREMENT BENEFITS. The Executive shall also be entitled to such supplemental retirement benefits, if any, as may be provided by any plan or plans now or hereafter established by the Company for senior executive officers of the Company and First National.

         Section 4.  DISABILITY.

         The term of employment of the Executive under this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, made in its sole discretion, that the Executive will be unable, by reason of physical or mental incapacity, to perform the reasonably expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period. In the exercise of its discretion, the Board of Directors shall give due consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of the Executive's personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes. The Executive shall submit to examination by any physician or physicians so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making the determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board of Directors). In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items) but shall be obligated to pay or provide to the Executive until the earlier of March 31, 2008 or his death the following:


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                 (a)      For the period of twelve full calendar months next
following the date (the "Disability Date") at which the Executive was unable, by reason of physical or mental incapacity, to perform and did not perform a substantial portion of his essential duties hereunder (such date to be determined by the Board of Directors in its sole discretion), a monthly disability income benefit in an amount equal to 100% of the base salary (per month) in effect under Section 3(a) hereof on the Disability Date; and thereafter a monthly disability income benefit in an amount equal to 60% of the average monthly base salary paid to the Executive under Section 3(a) hereof during the twelve full calendar months next preceding the Disability Date. The Company shall be entitled to credit, against its obligation to pay such disability benefits, (i) the amounts received from time to time by the Executive pursuant to any disability income insurance policy maintained by the Company, (ii) the amounts received from time to time by the Executive as retirement benefits pursuant to Section 3(b) and (c) hereof, and (iii) the amounts received from time to time by the Executive as remuneration from any other employment.

                 (b) Health insurance coverage comparable to the coverage provided from time to time for key executive officers of First National, unless and until the Executive shall have accepted other employment in which health insurance coverage is available to him at the cost of his new employer.

         Section 5. TERMINATION FOR PROPER CAUSE. The occurrence of any of the following events or circumstances shall constitute "proper cause" for termination, at the election of the Board of Directors of the Company, of the term of employment of the Executive under this Agreement, to wit:

                 (a) the Executive shall voluntarily resign as a director, officer or employee of the Company or any significant subsidiary without approval of the Board of Directors of the Company for reasons other than a breach of this Agreement in any material respect by the Company which has not been cured within 30 calendar days after the Company's receipt of written notice of such breach from the Executive;

                 (b) the perpetration of defalcations by the Executive involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries;

                 (c) the repeated and deliberate failure by the Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board of Directors; or

                 (d) the Executive shall breach this Agreement in any other material respect and fail to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Company.


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         Section 6.  NON-COMPETITION.

         The Executive agrees that during the term of his employment hereunder and for the Restricted Period (hereinafter defined) after his employment hereunder terminates or is terminated, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any other interest in, or right with respect to the revenues, receipts, profits or losses of (other than through ownership of not more than 4.9% of the outstanding shares of a corporation's stock which is listed on a national securities exchange or in the NASDAQ system) any Competitive Enterprise (hereinafter defined). For purposes of this Section 6:

                 (a) "Restricted Period" means the greater of (i) the period of two years next following the termination of the Executive's employment for proper cause (which may include, without limitation, his resignation or any other event specified in Section 5 hereof), or (ii) the period of time during which the Executive is receiving payments from the Company pursuant to Section 1(c) or 4 hereof (as the case may be);

                 (b) "Competitive Enterprise" means any person, firm or corporation that directly or indirectly (i) is engaged in lending and depositor services of the kinds generally offered by the Company or in commercial banking or in any other activity which is competitive with the Company or any of the Company's present or future subsidiaries and (ii) conducts such business or other activities described in clause (i) above in any county in which any of the Company's present or future subsidiaries then operates or in any county (within or without the Commonwealth of Pennsylvania) contiguous thereto.

The foregoing to the contrary notwithstanding, the provisions of this Section 6 shall not prohibit the Executive, during the Restricted Period, from rendering services to a Competitive Enterprise if such services are rendered during his physical presence at a place of business located within the Counties of Allegheny or Dauphin, Pennsylvania or Cuyahoga, Ohio.

         Without limitation of the Company's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Executive to receive and retain any payments otherwise due to him under this Agreement shall be suspended and canceled if and for so long as he shall be in violation of the foregoing covenant not to compete. If and when the Executive shall have cured such violation and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by him arising therefrom, such right shall be automatically reinstated but only for the remainder of the period during which such payments are due him.

         If the employment of the Executive hereunder shall have been terminated without proper cause pursuant to paragraph (i) of Section 1(c) hereof or because of disability pursuant to paragraph (ii) of Section 1(c) hereof, and if the Executive shall have duly complied with and observed the covenants of this Section 6, the Executive may, at his election, be discharged from the covenants of this Section 6 at any time during the Restricted Period by filing with the Company a duly executed statement (in form and content reasonably satisfactory to the Board of Directors of the Company) releasing the Company (and, if applicable, its insurance carriers) from any and all obligations it (or they) may have (under Sections 1(c), 3 and 4 or otherwise) by reason of such termination (except for accrued and unpaid items).


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         Section 7.  CONFIDENTIALITY.

         For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Company or its subsidiaries that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, and all methods, concepts, or ideas in or reasonably related to the business of the Company or its subsidiaries and not in the public domain.

         The Executive agrees to regard and preserve as confidential all proprietary information that has been or may be developed or obtained by the Executive in the course of his employment with the Company and its subsidiaries, whether he has such information in his memory or in writing or other physical form. The Executive shall not, without written authorization from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information connected with the business or development of the Company or its subsidiaries. This prohibition shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

         Section 8.  REMOVAL OF DOCUMENTS OR OBJECTS.

         The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any proprietary information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Company.

         Section 9.  INJUNCTIVE RELIEF.

         It is understood and agreed by and between the parties hereto that the services to be rendered by the Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Executive of the covenants set out in Sections 6, 7 and 8 of this Agreement will cause the Company great and irreparable injury and damage. The Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 6, 7 and 8 of this Agreement by the Executive. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.


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         Section 10.  SUBSIDIARIES.

         It is understood and agreed by the parties hereto that, at the election and direction of the Company's Board of Directors and without modification of the terms and provisions hereof, the Executive shall also serve as an executive officer of any one or more subsidiaries of the Company and, when and as so determined by the Board and any such subsidiary, the rights, duties and obligations of the Company expressed and implied in this Agreement shall inure to the benefit of and bind any subsidiary with the same force and effect as would obtain if the subsidiary were a party hereto jointly and severally with the Company.

         Section 11.  MERGER OR CONSOLIDATION.

         In the event of the merger or consolidation of the Company with another corporation, and as a result of such merger or consolidation, the shareholders of the Company as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of the Common Stock of the Company for securities of another entity in which shareholders of the Company will own less than 51% of such entity's outstanding voting securities, or in the event of the sale by the Company of a substantial portion of its assets to an unrelated third party, the Executive shall have the right, at his sole option, to terminate his employment under this Agreement upon 30 days' advance written notice, provided such written notice shall have been delivered to the Company during the period beginning upon public announcement of the subject transaction and ending not more than 60 days after the effective date of such transaction. The Executive shall thereupon be entitled to receive from the Company a cash bonus (the "Cash Bonus") whose "present value" (as defined in paragraph (4) of subsection (d) of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) on the closing date of such transaction is equal to two hundred percent (200%) of the Executive's "base amount" (as defined in paragraph (3) of subsection (b) of said subsection (b) of said
Section 280G). (Said present value of the Cash Bonus is hereinafter referred to as the "Initial Present Value".) The Cash Bonus shall be paid as follows: an amount equal to one-third (1/3) of the Initial Present Value shall be paid on the effective date of the termination of his employment hereunder; an additional amount whose present value on the said closing date under Section 280G(d)(4) was one-third of the Initial Present Value shall be paid on the last day of the sixth month following such effective date; and a final amount whose present value on the said closing date under Section 280G(d)(4) was equal to one-third of the Initial Present Value shall be paid on the last day of the twelfth month following such effective date. If the Executive does not elect to terminate this Agreement as aforesaid, then this Agreement shall remain in effect and be assigned and transferred to the Company's successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company's obligations hereunder; and in such event the Executive hereby confirms his agreement to continue to perform his duties and obligations according to the terms and conditions hereof for such assignee or transferee of this Agreement. It is understood and agreed, however, that the scope of the Executive's services under Section 2 of this Agreement shall be appropriately modified, at the election of such successor, to cover the segment of such successor's enterprise represented by the Company's assets and operations at the time of such aforementioned transaction.


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         Section 12.  SUCCESSORS, ASSIGNS, ETC.

         This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "Company," as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

         Section 13.  NOTICES.

         All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                 (a)  To the Company:              F.N.B. Corporation
                                                   Hermitage Square
                                                   Hermitage, Pennsylvania
                                                   Attention: Secretary

                 (b)  To the Employee:             Mr. John D. Waters
                                                   1130 Rodeo Place
                                                   Hermitage, PA  16148

or to such other place as either party shall have specified by notice in writing to the other. A copy of any notice or other communication given under this Agreement shall also be sent to the Treasurer of the Company addressed to such officer at the then principal office of the Company.

         Section 14.  GOVERNMENTAL REGULATION.

Nothing contained in this Agreement shall be interpreted, construed or applied to require


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the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

         Section 15.  ARBITRATION.

         Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pittsburgh, Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 15 shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to
Section 9 hereof.

         Section 16.  GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         Section 17.  DIVISIBILITY.

         Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

         Section 18.  HEADINGS.

         The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.

         Section 19.  ENTIRE AGREEMENT; AMENDMENT.

         This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives.

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         IN WITNESS WHEREOF, on the  31st  day of January, 1996 the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:                                        EXECUTIVE


/s/ JOANNE C. KNAPP                             /s/ JOHN D. WATERS
-----------------------                         ----------------------------
                                                    John D. Waters

ATTEST:                                         F.N.B. CORPORATION


/s/ JAMES G. ORIE                               By: /s/ WILLIAM J. RUNDORFF
-----------------------                            -------------------------
                                                Title: Executive Vice President


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